EXHIBIT 10.1

ADDENDUM

THIS ADDENDUM TO THE SHARE PURCHASE AGREEMENT is made on December 13, 2019,

BETWEEN:

(1)	PCG_HOLDCO UG, a corporation incorporated under the laws of Germany, with its business seat in Heppenheim, Germany, registered in the commercial register of Local court of Munich under HRB 239378 and duly represented by Mr. Vincent Browne (the Original Purchaser);

(2)	AEN 01 B.V., a private limited company (besloten vennootschap met beperkte aansprake/ijkheid) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zete/) in Amsterdam, the Netherlands and its office address at Evert van de Beekstraat 104, The Base B, 1118 CN Schiphol, the Netherlands, registered with the Commercial Register of the Netherlands Chamber of Commerce under number 860129202; and duly represented by Mr. Vincent Browne (the Purchaser);

(3)	Cooperatie Unisun Energy U.A., a cooperation with excluded liability incorporated under the laws of the Netherlands, with its statutory seat in Rotterdam, the Netherlands, with its registered office at Westblaak 35, 3012 KO, Rotterdam, the Netherlands and registered in the commercial register under number 66682037 and duly represented by Mr. Han Feng Xu (the Seller);

(4)	Altemus Energy Inc., a company incorporated under the laws of the Sate of Nevada, having its registered address at One World Trade Center, Suite 8500, NY 10007, New York, the United States of America, registered with the secretary of state of the State of Nevada, United States of America under number E0837352006-2 (Altemus); and

(5)	Zonnepark Rilland B.V., a private limited company (bes/oten vennootschap met beperkte aansprake/ijkheid) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zete/) in Woensdrecht, the Netherlands and its office address at Marten Meesweg 8, (3068 AV) Rotterdam, the Netherlands, registered with the Commercial Register of the Netherlands Chamber of Commerce under number 69321361 and duly represented by Mr. Han Feng Xu (the Company).

The Seller, the Original Purchaser, the Purchaser and the Company are hereinafter also collectively referred to as the Parties and each individually as a Party.

BACKGROUND

(A)	The Seller, the Original Purchaser and the Company have entered into an agreement for the sale and purchase of all issued and outstanding shares in the Company dated July 29, 2019 (the SPA);

(B)	The Purchaser is a wholly-owned subsidiary of the Original Purchaser;

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(C)	The Parties wish to agree that - amongst others - (i) the Purchaser will take-over the position of the Original Purchaser under the SPA, (ii) the Completion Date shall be December 12, 2019, and (iii) the Framework Agreement will no longer be envisaged to be entered into and thus not signed at the Completion Date;

(D)	The Parties have therefore agreed to sign this addendum to the SPA;

(E)	This addendum is supplemental to the SPA, except where explicitly stated otherwise.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the SPA shall have the same meaning when used in this addendum (including the recitals), unless defined otherwise.

1.2	Unless the context otherwise requires, references in the SPA to “this Agreement” shall be to the SPA includingthis addendum.

2.	TRANSFER OF CONTRACT AND CORPORATE GUARANTEE

2.1	With effect from the date of this addendum, the Original Purchaser hereby irrevocably and unconditionally transfers to the Purchaser, by way of transfer of contract (contractsoverneming) in accordance with section 6:159 Dutch Civil Code, its entire legal relationship (rechtsverhouding) vis-a-vis the Seller and the Company under the SPA for no consideration, which transfer is hereby accepted by the Purchaser and which transfer is hereby acknowledged by the Seller and the Company.

2.2	To provide further security for the fulfilmentby the Purchaser of all obligations of the Original Purchaser under the SPA and this addendum to the SPA, Altemus shall provide a corporate guarantee for the benefit of the Seller, ultimatelyon Completion.

3.	AMENDMENTS TO THE SPA

3.1	The Parties hereby agree that:

(a)	In deviation of the definition included in the SPA the Completion Date shall be December 19, 2019, or any other date as specifically agreed upon in writing between the Parties.

(b)	In case Completion does not occur ultimately on December 19, 2019 due to non- fulfilment of the Purchaser of its obligations under the SPA, the Parties agree in deviation of the SPA that in addition and without prejudice to any other rights and remedies available to the Seller, the Seller shall be entitled at its sole discretion, to either:

i.	defer Completion to a later date as specified by the Seller in writing; or

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ii.	proceed with Completion so far as practicable; or

iii.	rescind (ontbinden) the SPA, in which case: (i) the Purchaser shall indemnify the Seller against all reasonable costs and expenses incurred by it in connection with the preparation and negotiation of the SPA and all other agreements in connection herewith up to a total maximum amount of one hundred thousand Euros (EUR 100,000); and (ii) all actions already taken shall be deemed not to have been taken and shall remain without effect or, as may be appropriate, shall be reversed, unless the Parties agree otherwise. The Parties shall provide their full co-operation to the reversal of any actions should such reversal be required.

(c)	In addition to the SPA, Parties agree that as from and including October 15, 2019 until the date upon which the Completion Payment (as defined below) is paid in full, the Purchaser is and shall become liable to pay an immediately due and payable penalty to the Seller in the amount of EUR 888 per day for each day elapsed as from and including October 15, 2019, to be paid in full ultimately upon repayment of the Loan by Altemus (as defined below).

(d)	The Purchaser has paid in advance part of the Purchase Price, in the amount of EUR 100,000 (the Deposit), to the Seller. As a result, clause 3.1(d) of the SPA is hereby amended and to read as follows and includes the payment obligation of the Purchaser as referred to in clause 3.1(e) of the SPA:

“(d)	the Purchaser shall pay, or shall procure the payment of the Purchase Price plus the consideration for the assignment of the Internal Loan pursuant to the Loan Assignment Agreement, minus the amount of any Leakage (as established in accordance with Article 2.6) and minus the amount of the Deposit resulting in a total amount of EUR 3,539,864.40 (the Completion Payment) in two instalments: (i) the first instalment in cash in the amount of EUR 1,850,000 to be paid no later than 9.00 am CETon the Completion Date, all in accordance with the provisions of the Notary Letter, to the bank account of the Notary, and (ii) the second instalment being the remainder of the Completion Payment amounting to EUR 1,689,864.40, which payment obligations shall be assigned by the Purchaser to Altemus, who shall assume such payment obligation as per Completion and which second instalment shall be paid by way of Unisun and Altemus entering into a loan agreement for a principal amount of EUR 1,689,864.40 (the Loan) with the ultimate repayment date on 31 January 2020 (the Repayment Date), substantially in the form as attached hereto as ANNEX I, ultimately on the Completion Date;”

(e)	In addition to the SPA and constituting Schedule 4 to the SPA and the final agreed Leakage Statement, the Seller hereby declares and the Parties agree that the total amount of Leakage as per the Completion Date amounts to EUR 492,000 (which amount was already included in Schedule 17 to the SPA) and that no additional Leakage has been incurred during the period from the Cut-off Date until the Completion Date.

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(f)	In deviation of the SPA, the Parties agree that the Leakage shall not be deducted from the agreed Purchase Price but shall be set-off against the total outstanding amount of the Internal Loan, which set-off shall result in a reduction of the consideration for the assignment of the Internal Loan pursuant to the Loan Assignment Agreement for an equal amount. The Parties specifically acknowledge and agree that this set-off has been approved by Rabobank subject to the conditions set out below and each Party hereby commits to ensuring that all such conditions applicable to it shall be fully met and complied with:

i.	The Company is commissioned according to Internal Loan Agreement, consequently the Seller is allowed to reduce the equity portion from 20 to 10%.

ii.	The Internal Loan (with a principal amount EUR 1.640,000} is reduced by EUR 820,000 (of which EUR EU 820,000 - EUR 492.000 is reduced by set-off} and the remaining EUR 328,000 should remain in the project of the Company.

iii.	Altemus Energy Inc. and or AEN 01 B.V. and/ or EPC and the O&M contractor (the Seller or its affiliate Uper Energy B.V.} commit to:

a.	full plant hot spot assessment executed by TA;

b.	the continuing obligation to remedy all category C and D hotspots; and

c.	periodic plant hotspot TA assessment.

iv.	a 12 month liquidity forecast has to be provided for the Company within 15 days following Completion.

v.	the remaining amount under the Internal Loan of EUR 328,000 shall be reimbursed pursuant to and in accordance with the Internal Loan Agreement distribution conditions and cash cascade.

(g)	The condition included in clause 3.1(i} of the SPA, to have reached full agreement on the terms and conditions of the Framework Agreement, is hereby waived. As a result, Parties will no longer enter into the Framework Agreement as set forth in clause 3.2(g} of the SPA, but hereby agree to enter into a joint venture, and to work towards the execution of this joint venture agreement within 30 days after the Completion Date, with terms and conditions to be mutually agreed upon.

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4.	CONTINUITY

The provisions of the SPA shall, save as set forth in this addendum, continue in full force and effect, and shall be read and construed as one document with this addendum.

5.	GOVERNING LAW AND JURISDICTION

5.1	This addendum and any contractual or non-contractual obligations arising out of or in connection to this addendum are governed by and shall be construed in accordance with the laws of the Netherlands.

5.2	The Parties agree that any dispute arising out of or in connection with this addendum, whether contractual or non-contractual, shall be exclusively submitted to the jurisdiction of the competent court in Rotterdam, the Netherlands.

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This addendum has been signed by the Parties on the date stated at the beginning of this document and may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

PCG_HOLOCO UG

Represented by:

/s/ Vincent Browne
Name:	Vincent Browne
Title:	Managing Director

AEN 01 B.V.

Represented by:

/s/ Vincent Browne
Name:	Vincent Browne
Title:	Managing Director

Altemus Energy Inc.

Represented by:

/s/ Vincent Browne
Name:	Vincent Browne
Title:	Managing Director

Cooperatie Unisun Energy U.A.

Represented by:

/s/ Han Feng Xu
Name:	Han Feng Xu
Title:	Director

Zonnepark Rilland B.V.

Represented by:

/s/ Han Feng Xu
Name:	Han Feng Xu
Title:	Director

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